Exhibit 10.9

Property Lease Contract

Party A:	First Branch of Tengzhou Xinxing Real Estate Development Co., Ltd.
Party B:	The Fifth Season Tengzhou Enterprise Management Co., Ltd.

Party B is to rent Xinxing Commerce and Trade Plaza to operate department store, supermarket, and for other commercial use. Both parties have reached and shall obey the following agreement:

Article 1 Lease premise basic condition

1.	Address:
2.	Lease area and ownership condition:

Floor 1 to floor 5. Floor 1’s area is 2540.44 square meters; floor 2’s area is 2482.78 square meters; floor 3’s area is 7030.03 square meters; floor 4’s area 5691.51 square meters; floor 5’s area is 6113.52 square meters. Rental area is based on actually measured area (details see appendix one).

Article 2: Lease period

1.	Lease period for floor 1 and 2 is five years, from September 1, 2010 to August 31, 2015. Free lease period is two years, from September 1, 2010 to August 31, 2012.
2.	Lease period for floor 3, 4, and 5 is eight years, from September 1, 2010 to August 31, 2018. Free lease period is two years, from September 1, 2010 to August 31, 2012.
3.	Party A shall transfer floor 1 through 5 to party B before August 31, 2010. If the transfer cannot be done before August 31, 2010, the lease starting date shall postpone accordingly.
4.	After inspection, both parties can finish delivering the premise if they are satisfied with the inspection. (If delivery date is delayed, lease starting date can be postponed.)
5.	Upon expiration, party B has the priority lease right when conditions are equal. Renewing period and lease payment shall be separately negotiated.

Article 3: Lease payment and deposit standards

1.

The first and the second years are considered free lease and renovation period. Party A does not collect lease payment. From the third to the fifth year, lease cost is based on 0.7 RMB per day per square meter. In the sixth year, such cost is increased by 5%, and then it is increased by 5% every three years.

2.	Deposit amount is 1,000,000 RMB (One million RMB).

Article 4: Lease and deposit payment method

1.	Lease payment is paid annually and before usage.
2.	Party B’s payment formula is as followed: Annual lease payment = basic daily rent * 360 * area.
3.

Lease payment includes fees of advertisement as well as property and equipment which party A supplied and party B uses. During lease period, party A does not collect from party B any payments other than lease payment. (However, party B shall cover utility expense derived from property usage)

4.

Party B pays a deposit of 1,000,000 RMB to party A in 15 business days after contract signing. Party A provides invoice to party B. Party B pays the third year’s lease payment in a month after opening. The deposit of one million RMB turns into lease payment. The fourth year’s lease payment should be paid 7 days in advance.

Article 5: Advertisement

1.	Party A agrees to provide for free to party B places at the front and the side of the premise for placement of advertisement boards.
2.

Party B (including the ones that party B sublease to) has the right to freely place advertisement on the interior wall and in the passageway during lease period. Party A agrees to assist party B to handle relevant paperwork, and party B shall cover its application fees. Party B’s usage of advertisement boards should be in compliance with government department requirement and relevant legal regulation. During lease period, party B has the right to make advertisement by itself or by a hired advertisement company.

Article 6: Interior renovation

1.

Party B creates a renovation plan according to operation needs. Party A agrees to assist party B (and its sub-lessees) to handle approval and inspection paperwork regarding plan permit, renovation permit, fire safety inspection and inspection passed certificate. If providing relevant materials, it shall do so in time.

2.	Party B’s renovation plan and repair cannot damage the main structure of the building, and it must be in accordance with government related fire safety and engineering requirements.
3.	Party B covers the costs of renovation.

Article 7: Non-competition

Both parties agree as followed: party A does not lease to a third party a property that is more than 3,000 square meters and competes with party B’s operated department stores.

Article 8: Utility service supplement

1.	Party A agrees to provide to party B’s leased premise long-term and consistent supply of water, electricity, natural gas, internet, telephone, and relevant drainage and other utility services.
2.	The expense of the above mentioned utilities is calculated based on the actual usage and the requirement of government department and street management service department.

Article 9: Fire safety system and escalator

1.	Party A is responsible for installing qualified fire safety system and equipment in party B’s leased premise.
2.	Party A covers the expense of installing escalators in party B’s leased premise and ensures it operates properly.

Article 10: Property management and equipment and property repairmen

1.	Part B is responsible for the expense of property management service in its leased premise.
2.	Party A transfer the property and equipment to party B which is responsible for maintain the property and equipment other than elevator, escalator, and other large equipment.
3.

Party A agrees to, in accordance with party B’s requirement, authorize a professional company to provide property management service to party B. Party B is responsible for the property management service fee.

4.

Party A supplied property and equipment is first-hand qualified. During lease period, it must be fully transferred to party B. Party B is responsible for inspecting, repairing, and maintaining its own-used property and equipment and related expense. Party A authorized management department is responsible for inspecting repairing, and maintaining not party B’s property and equipment such as air-conditioner and elevator; the related expense is covered by party B and other user.

5.	Party B is responsible for inspecting, repairing, maintaining and updating its self added renovation, property and equipment as related expense.
6.	During lease period and after lease relationship ends, party B does not have to indemnify for the normal wear and tear of the property and equipment in the leased area.
7.

Party B can make necessary adjustment on party A supplied property and equipment after gaining party A’s consent. The adjustment plan must comply with government regulations, and it must be optimized. Party A is to cooperate with the approval application.

Article 11: Indemnification for modification, demolition, and relocation

1.

Government department provides to party B indemnification of relocation (including staff dismissing fee, equipment relocating fee, work delay fee, renovation fee, equipment wear and tear fee, and return relocation fee) in accordance with policy regulations.

2.

Both parties can cancel the contract in a written form and be free from the responsibilities of breach of contract if party B cannot continue operation after demolition and relocation. If party B chooses to continue operation, the lease payment will be reduced according to reduced area.

Article 12: Lease contract registration

Party A must register the lease contract with government real estate management department. Party B must cooperate. The registration record is kept by both parties. Either party covers its registration fee required by the real estate management department.

Article 13: Other matters

1.	Party A assists party B in handling local affairs, transportation, security, sanitation, fire safety, tax, industrial and commercial matters.
2.

Regarding behaviors that require the other party’s consent, Party B must respond within 5 days after receiving written application materials. If no response is given in 5 days, it is considered as consent granted.

3.

Party B has the right to hold market place and department store activities, including but is not limited to promotion, annual store celebration, show, performance, temporary sales. The activities must comply with

4.

Party B has the right to operate and use its leased property. Unless party B agrees so, party A shall prevent others from modifying the property (modification includes but is not limited to increasing or reducing the underlying property’s attached items, adding new buildings inside the property, and increasing floor levels). If party A is to modify the neighboring parts of the property, Party A shall provide a written notice to party B 10 days in advance, and the modification cannot affect party B’s normal operation.

5.	Party A does not collect from party B (including party B’s sub-lessees) any additional fees related to customers’ and suppliers’ proper use of public property and equipment.

Article 14: Evacuation time

Upon expiration of lease period or cancellation of the contract due to any reasons, party B must evacuate the premise before lease period ends. Party A is responsible to pay double lease payment specified in the contract for every day it delays to evacuate.

Article 15: Asset handling upon expiration

Upon expiration, party B shall take away its invested equipment. The decoration, renovation, and equipment that is unmovable belongs to party A.

Article 16: Confidentiality

Both parties agree, during contract fulfilling process, not to disclose each other’s commercial secrets and especially the material terms of the contract to a third party (including media, public, and competitor, except for the government organization that has management authorities). The discloser is responsible for indemnification of losses occurred due to the disclosure behavior.

Article 17: Responsibilities of breach of contract

1.	If either party violates the terms or terminates the contract, the party that breaches the contract must pay a fine of 2,000,000 RMB to the party that does not.

Article 18: Contract validity

1.	Both parties confirm as followed: The authorized representatives have gone through internal approval and are fully authorized to sign the contract.
2.	The contract has four duplicate copies. Either party holds two copies, which become effective upon the date of providing signature or chop.
3.	Any revision for the contract only become effective after both parties sign a supplemental agreement.
4.	No term shall affect the validity of any other terms in the contract.

Article 19: Dispute settlement

When dispute occurs, both parties negotiate to settle. If negotiation fails, a lawsuit to settle can be filed at local People’s court.

Party A: First Branch of Tengzhou Xinxing Real Estate Development Co., Ltd.
By: /seal/ First Branch of Tengzhou Xinxing Real Estate Development Co., Ltd.

Party B: The Fifth Season Tengzhou Enterprise Management Co., Ltd.
By: /seal/ The Fifth Season Tengzhou Enterprise Management Co., Ltd.

Date: July 15, 2010